Exhibit 10.3.6

Note: Do not sign and return this document to the Company. By clicking on the “ACCEPT” box, you acknowledge that you have read the information below and agree to be bound by the terms of the Plan and this Agreement. Please provide such acceptance within ninety (90) days of the Grant Date.

Mesa Laboratories, Inc.
2021 Equity Incentive Plan

CEO Special Performance Stock Unit Award Agreement

October 28, 2021

Gary Owens
[Address 1]
[Address 2]

Dear Mr. Owens:

We are pleased to inform you that Mesa Laboratories, Inc. (the “Company”) has made an award of performance stock units to you (the “Performance Stock Units”) as indicated in this Performance Stock Unit Award Agreement (this “Award Agreement”). The Performance Stock Units are issued pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”) and are subject to and governed by the Plan generally. All capitalized terms not defined herein shall have the meanings given to such terms in the Plan.

Notice of Award

Grant Date	October 28, 2021

Target Performance Stock Units	40,000 (“Target PSUs”)

Maximum Performance Stock Units	40,000 (“Max PSU”)

Performance Period	April 1, 2021 through March 31, 2024

Overview

This award of Performance Stock Units entitles you to earn shares of Common Stock based on the satisfaction of the performance goals set forth in Appendix A and your Continuous Service (defined below) thereafter through the Time-Vesting Dates set forth in the “Time-Vesting” section below.

General Vesting and Payment Provisions

The actual number of shares of Common Stock earned, if any, is equal to the number of Performance Stock Units that become vested (“Vested PSUs”), determined as follows (except as otherwise set forth herein):

●     First, at the end of the Performance Period, the Company will determine the number of Performance Stock Units that are eligible to vest (the “Conditional PSUs”) by applying the formula(s) in Appendix A taking into account the level of achievement of the relevant performance goals and the Target PSUs awarded to you. For avoidance of doubt, if performance is at or less than the “Threshold” level with respect to a performance goal, there shall be no Conditional PSUs credited with respect to such Performance Goal.

●     Next, the Conditional PSUs, if any, shall become Vested PSUs based on your Continuous Service with the Company or its Subsidiaries following the end of the Performance Period through the Time-Vesting Dates set forth in the “Time-Vesting” section below. The Company shall issue you one share of Common Stock for each Vested PSU, as described in the “Payment” section below.

You have no rights as a stockholder of the Company pursuant to this Agreement until such time, if any, as shares of Common Stock are issued to you.

Award Determination

The Company shall determine the number of your Conditional PSUs as soon as practicable following the end of the Performance Period, and in all events within sixty (60) days following the last day of the Performance Period.

Time-Vesting	The Conditional PSUs shall become Vested PSUs based on your Continuous Service with the Company or Subsidiaries from the Grant Date through the “Time-Vesting Dates” as set forth in the following table:

Time-Vesting Date	Conditional PSUs that become Vested PSUs on the applicable Time-Vesting Date

October 27, 2024	1/3rd of the Conditional PSUs

October 27, 2025	1/3rd of the Conditional PSUs

October 27, 2026	1/3rd of the Conditional PSUs

For purposes of this Agreement, the term “Continuous Service” shall mean your uninterrupted service to the Company or any Subsidiary as an employee, non-employee director, or consultant. The Administrator shall determine in its discretion whether and when your Continuous Service has ended (including as a result of any leave of absence); provided, however, that your Continuous Service shall not be deemed to have ended in the event you retire or otherwise terminate as an employee but continue to perform services for the Company as a non-employee director or consultant.

Termination of Continuous Service

Termination for Cause or Voluntary Termination

In the event that your Continuous Service with the Company or its Subsidiaries is terminated by the Company for Cause or by you voluntarily (i.e. without Good Reason, as defined in your Employment Agreement) prior to the last Time-Vesting Date, then all then-outstanding Performance Stock Units shall be terminated and cancelled in full without payment, and you shall thereafter cease to have any rights with respect to such forfeited Performance Stock Units.

Termination Without Cause or by you for “Good Reason”

Prior to the End of Performance Period.

In the event that your Continuous Service with the Company or its Subsidiaries is terminated during the Performance Period by the Company without Cause or by you for Good Reason (as defined in your Employment Agreement), then (i) the Company shall calculate the number of Conditional PSUs, if any, in accordance with Appendix A based on actual performance over the Performance Period, and (ii) the Conditional PSUs, if any, that would vest on the first Time-Vesting Date shall become Vested PSUs. Such Vested PSUs, if any, shall be payable as set forth in the “Payment” section below. The foregoing accelerated vesting is contingent upon you executing and not revoking a customary release of claims in a form to be provided by the Company promptly following termination, and such release becoming effective and irrevocable no later than thirty (30) days following termination. All other Conditional PSUs, if any, shall be terminated and cancelled in full without payment, and you shall thereafter cease to have any rights with respect to such forfeited Performance Stock Units.

On or After the End of the Performance Period.

In the event that your Continuous Service with the Company or its Subsidiaries is terminated by the Company without Cause or by you for Good Reason following the end of the Performance Period but prior to the last Time-Vesting Date, your Conditional PSUs, if any, scheduled to vest on the next Time-Vesting Date following your termination of Continuous Service shall immediately become Vested PSUs. Such Vested PSUs, if any, shall be payable as set forth in the “Payment” section below. The foregoing accelerated vesting is contingent upon you executing and not revoking a customary release of claims in a form to be provided by the Company promptly following termination, and such release becoming effective and irrevocable no later than thirty (30) days following termination. All other Conditional PSUs, if any, shall be terminated and cancelled in full without payment, and you shall thereafter cease to have any rights with respect to such forfeited Performance Stock Units.

Disability

Prior to the End of Performance Period.

In the event that your Continuous Service with the Company or its Subsidiaries is terminated during the Performance Period as a result of Disability, then you shall be entitled to receive a number of Vested PSUs equal to the Max PSUs. Vested PSUs shall be payable as set forth in the “Payment” section below.

On or After the End of the Performance Period.

In the event that your Continuous Service with the Company or its Subsidiaries is terminated following the end of the Performance Period and prior to the last Time-Vesting Date as a result of Disability, your remaining Conditional PSUs, if any, shall immediately become Vested PSUs. Such Vested PSUs, if any, shall be payable as set forth in the “Payment” section below.

Death

Prior to the End of Performance Period.

In the event that your Continuous Service with the Company or its Subsidiaries is terminated during the Performance Period as a result of your death, then you shall be entitled to receive a number of Vested PSUs equal to the Max PSUs. Such Vested PSUs, if any, shall be payable within 90 days of your death, as set forth in the “Payment” section below.

On or After the End of the Performance Period.

In the event that your employment with the Company or its Subsidiaries is terminated following the end of the Performance Period and prior to the last Time-Vesting Date as a result of your death, your remaining Conditional PSUs, if any, shall immediately become Vested PSUs. Such Vested PSUs, if any, shall be payable within 90 days of your death, as set forth in the “Payment” section below.

Payment

General

The Company shall issue to you one share of Common Stock for each Vested PSU hereunder. Issuance of such Common Stock shall occur on the Time-Vesting Date applicable to such Vested PSUs (regardless of whether the Performance Stock Units became Vested PSUs prior to such date), unless otherwise set forth below under the headings entitled “Death” and “Change of Control.”

Death

In the event you terminate Continuous Service as a result of your death, issuance of Common Stock for any Performance Stock Units that became Vested PSUs as a result of your death shall occur within 90 days after the date of your death; provided, however, that in the event such 90-day period spans more than one taxable year, the issuance of Common Stock shall occur in the later taxable year.

Change of Control

The provisions of Section 8.2 of the Plan shall apply upon the occurrence of a Change of Control on the same terms that apply to all other Participants in the Plan (i.e., that all unvested equity awards held by all Participants vest immediately on Change of Control and as otherwise set forth in Section 8.2 of the Plan).

Employment Agreement

The terms of this Performance Stock Unit Award, including the provisions above regarding your termination of Continuous Service, shall override the terms of your First Amended and Restated Executive Employment Agreement with the Company, dated September 29, 2021 (the “Employment Agreement”), and the terms of your Employment Agreement shall have no force or effect with respect to this Performance Stock Unit Award.

Other Terms and Conditions	Are set forth in the accompanying Performance Stock Unit Award Terms and Conditions and the Plan.

Online Acceptance of Performance Stock Unit Award Agreement

By your online acceptance, you and the Company agree that the Performance Stock Units granted hereby are granted under and governed by the terms and conditions of this Performance Stock Unit Award Agreement and the accompanying Performance Stock Unit Award Terms and Conditions (the “Award Documents”), and the terms of the Plan. You hereby represent and acknowledge that you have been provided the opportunity to review the Plan and the Award Documents in their entirety, and you hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Award Documents.

Appendix A

Performance Goals

Calculation of Conditional PSUs. The number of Conditional PSUs, if any, shall be determined based on the Company’s performance over the Performance Period as measured by the following two metrics: Cumulative Revenues (as defined below) and Cumulative Adjusted Operating Income (“Cumulative AOI”) (also defined below). Thirty percent of the Target PSUs shall be assigned to Cumulative Revenues, and 70% of the Target PSUs shall be assigned to Cumulative Adjusted Operating Income, and the amount earned as a result of each metric shall be calculated separately, in accordance with the tables below. The total Conditional PSUs, if any, shall be the sum of the Conditional PSUs earned in respect of each performance metric.

	Cumulative Revenues (thousands of $)	Cumulative Revenues Achievement	Cumulative Revenues Conditional PSUs
Above Target	In Excess of 642,540	100%	12,000
Target	$ 642,540	100%	12,000
	629,689	98%	10,800
	616,838	96%	9,600
	603,988	94%	8,400
	591,137	92%	7,200
	578,286	90%	6,000
	565,435	88%	4,800
	552,584	86%	3,600
	539,734	84%	2,400
	526,883	82%	1,200
Threshold	514,032	80%	-
Below Threshold	514,031 or less	0%-79%	-

	Cumulative AOI (thousands of $)	Cumulative AOI Achievement	Cumulative AOI Conditional PSUs
Above Target	In Excess of 163,070	100%	28,000
Target	$ 163,070	100%	28,000
	159,809	98%	25,200
	156,547	96%	22,400
	153,286	94%	19,600
	150,024	92%	16,800
	146,763	90%	14,000
	143,502	88%	11,200
	140,240	86%	8,400
	136,979	84%	5,600
	133,717	82%	2,800
Threshold	130,456	80%	-
Below Threshold	130,455 or less	0%-79%	-

If the Company’s performance during the Performance Period falls between any of the percentages in the tables above, the Cumulative Revenues Conditional PSUs or Cumulative AOI Conditional PSUs, as applicable, shall be calculated using linear interpolation (e.g. if Cumulative Revenues for the Performance Period are 95% of the “Target,” the result would be 9,000 Cumulative Revenues Conditional PSUs).

Definitions

Cumulative Revenues: Cumulative Revenues is defined as GAAP revenues earned by the company over the Performance Period from April 1, 2021 through March 31, 2024. The number will be calculated by summing the GAAP revenues reported on Form 10-K for fiscal years ending March 31, 2022, March 31, 2023, and March 31, 2024. For the avoidance of doubt, results of acquisitions during the Performance Period will be included in the final calculation of Cumulative Revenues.

Cumulative Adjusted Operating Income: Cumulative Adjusted Operating Income is defined as adjusted operating income1 earned by the company over the Performance Period from April 1, 2021 through March 31, 2024. The number will be calculated by summing the adjusted operating income reported in the company’s Form 10-K for the fiscal year ending March 31, 2022, March 31, 2023, and March 31, 2024. The number will then be adjusted to exclude acquisition costs attributable to the Agena Bioscience, Inc. acquisition, the inventory step-up related to inventory acquired from Agena Bioscience, Inc. and identifiable integration costs attributable to the Agena Bioscience, Inc. acquisition. For the avoidance of doubt, results of acquisitions during the Performance Period will be included in the final calculation of Cumulative Adjusted Operating Income.

1 Adjusted Operating Income is a non-GAAP financial measure, which is defined to exclude the non-cash impact of amortization of intangible assets, stock-based compensation expense, and impairment loss on goodwill and intangible assets (if applicable to the period).

Performance Stock Unit Award Terms and Conditions

The following terms and conditions apply to the Performance Stock Units granted to you by the Company, as specified in the accompanying Performance Stock Unit Award Agreement (the “Award Agreement”).

1.          Award of Performance Stock Units. The Company has issued to you the Performance Stock Units set forth above in the Award Agreement, effective on the Grant Date, and subject to the terms and conditions set forth in the Award Agreement and the Performance Stock Unit Award Terms and Conditions (together, the “Award Documents”), and the Plan (which is incorporated herein by reference).

2.         Performance Stock Units Non-Transferable. Performance Stock Units (and related rights) may not be sold, assigned, alienated, transferred by gift or otherwise, pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise. Any attempt to assign, alienate, transfer, pledge, sell or otherwise dispose of the Performance Stock Units or its related rights shall be ineffective and, if any such attempt is made, the Performance Stock Units will be forfeited and all of your rights under the Plan and the Award Documents shall immediately terminate without any payment or consideration by the Company.

3.         Vesting. Unless otherwise provided in the Plan, your Performance Stock Units shall vest and become Vested PSUs in accordance with the terms and conditions of the Award Agreement.

4.         Payment. Payment in respect of Vested PSUs shall be made at the time(s) and in the form(s) set forth in the Award Agreement. Any distribution or delivery to be made to you under the Award Documents will, if you are then deceased, be made to the administrator or executor of your estate. Any such administrator or executor must furnish the Company or its designated agent with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company or its designated agent to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

5.          Stockholder Rights. You and your estate or heirs shall not have any rights as a stockholder of the Company until you become the holder or record of any Shares issued as payment pursuant to Section 4, above, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date prior to the date you become the holder of record of such Shares unless specifically provided otherwise in the Plan.

6.         Additional Requirements. The transfer of any Shares hereunder shall be effective only at such time as the company shall have determined that the issuance and delivery of such Shares is in compliance with all applicable laws and the requirements of any securities exchange on which the Shares are then traded. You acknowledge that Shares acquired as payment pursuant to Section 4, above, may bear such legends as the Company deems appropriate to comply with applicable federal, state or foreign securities laws. In connection therewith and prior to the issuance of the Shares, you may be required to deliver to the Company such other documents as may be reasonably necessary to ensure compliance with applicable law.

7.         Termination of Employment; Forfeiture. Upon the termination of your continued employment or service for any reason, any Performance Stock Units that have not become or are not eligible to become Vested PSUs in accordance with Section 3 and the Award Agreement shall immediately be forfeited. Upon forfeiture, you shall have no further rights with respect to such Performance Stock Units.

8.       Tax Treatment; Section 409A. You may incur tax liability as a result of the receipt of Performance Stock Units and payments thereunder. You should consult your own tax adviser for tax advice. You acknowledge that the Administrator, in the exercise of its sole discretion and without your consent, may amend or modify the Award Documents in any manner, and delay the payment of any amounts thereunder, to the minimum extent necessary to satisfy the requirements of Section 409A. The Company will provide you with notice of any such amendment or modification. This Section 6 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to indemnify you for any failure to do so.

9.         Tax Withholding. You shall make appropriate arrangements with the Company’s agent to provide for payment of any federal, state, local or foreign taxes of any kind required by law to be withheld in respect of your Performance Stock Units. Such arrangements may include, but are not limited to, the payment of the withholding amount by you in cash, withholding from proceeds of the sale of Shares acquired as payment for the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company’s agent (on your behalf pursuant to this authorization without further consent), non-discretionary withholding by the Company’s agent of Shares that would otherwise be issuable to you as payment in respect of your Performance Stock Units, or voluntary share withholding as described below. Voluntary Share withholding is subject to the prior approval of the Administrator, which may be withheld by the Administrator in its sole discretion. If approved, you may elect to satisfy the statutory withholding obligations, in whole or in part, by having the Company’s agent withhold Shares otherwise issuable to you hereunder. The Shares delivered or withheld shall have an aggregate fair market value not in excess of the maximum statutory tax rates in your applicable jurisdictions. The fair market value of the Shares used to satisfy the withholding obligation shall be determined by the Company’s agent as of the date on which taxation occurs. Shares used to satisfy any tax withholding obligation must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements. Any election by you to have Shares withheld shall be irrevocable, made in writing (or electronically), signed by you (including electronically), and shall be subject to any restrictions or limitations that the Administrator, in its sole discretion, deems appropriate. Further, if you become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or its Subsidiaries (or former employer, as applicable) may be required to withhold or account for federal, state, local or foreign taxes of any kind in more than one jurisdiction.

10.         Acknowledgements. If you reside outside the U.S., the following additional provisions shall apply:

a.         the Performance Stock Units and the Shares issuable pursuant to the Performance Stock Units are not intended to replace any pension rights;

b.         no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units resulting from termination of your employment or services by the Company or its Subsidiaries (whether or not in breach of employment laws in the country where you resides and whether or not later found to be invalid) and in consideration of the Performance Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or its Subsidiaries, waive your ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

c.         in the event of termination of your Continuous Service (regardless of the reason for such termination and whether or not in breach of employment laws in the country where you reside or are employed or provide services or the terms of your employment agreement, if any, and whether or not later found to be invalid), your right to vest in the Performance Stock Units under the Plan, if any, will terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period mandated under employment laws in the country where you reside or are employed or provide services (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated in the country in which you reside or are employed or provide services or the terms of your employment agreement, if any); the Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Performance Stock Units (including whether or not you may still be considered as actively providing services while on an approved leave of absence);

d.        the Performance Stock Units and the Shares issuable pursuant to the Performance Stock Units are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or you, and are outside the scope of your employment or service contract, if any; and

e.         neither the Company nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Performance Stock Units or of any amount due to you pursuant to this Award or upon the subsequent sale of Shares acquired hereunder.

11.         Personal Information. The Company and its Subsidiaries may collect, store, disclose, use, or otherwise process certain personal information about you for the purpose of managing and administering the Plan, such as your name, home address and telephone number, date of birth, social security number or other employee identification number, e-mail address, salary, nationality, job title, any shares or directorships held in the Company, details of all Performance Stock Units and other equity awards or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in your favor (“Data”). The Company and/or its Subsidiaries may disclose Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and the Company and/or any of its Subsidiaries may each further disclose Data to any third parties assisting the Company in the implementation, administration and management of the Plan, including the Company’s stock plan administrative agent and the Plan recordkeeper. These recipients may be located throughout the world, including the United States. You understand and agree that these parties may receive, possess, use, retain, transfer, and otherwise process the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer or disclosure of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf to a broker or other third party with whom you may elect to deposit any shares acquired pursuant to the Plan. Notwithstanding anything to the contrary in this Section 8, you acknowledge and agree that the Company and its Subsidiaries may also collect, store, use, disclose, and otherwise process your Data where such processing is necessary to comply with a legal obligation, for the Company or its Subsidiaries’ legitimate business purposes, or with your consent if applicable law requires consent. You may, at any time, request to access, correct, delete or restrict processing of your Data by contacting the Company in writing. Applicable law may allow or require the Company to refuse to provide you with access to, delete, or restrict processing of some or all of the Data that the Company or its Subsidiaries hold about you, or the Company or its Subsidiaries may have destroyed, erased, or made such Data anonymous in accordance with applicable record retention obligations and practices. If the Company cannot provide you with access to, delete or restrict processing of your Data, the Company will inform you of the reasons why, subject to any legal or regulatory restrictions. For more information on the processing of your Data, contact your human capital representative.

12.       Other Employee Benefits. Except as specifically provided otherwise in any relevant employee benefit plan, program, or arrangement, the Performance Stock Units evidenced hereby are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

13.         Electronic Delivery. BY YOUR ELECTRONIC ACCEPTANCE OF THIS AWARD, YOU HEREBY CONSENT TO ELECTRONIC DELIVERY OF THE PLAN, AND ANY DISCLOSURE OR OTHER DOCUMENTS RELATED TO THE PLAN, INCLUDING FUTURE AWARD DOCUMENTS (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY (THROUGH ITS’ STOCK PLAN ADMINISTRATIVE AGENT) MAY DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO YOU BY E-MAIL, BY POSTING SUCH DOCUMENTS ON THE AGENT’S WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY’S AGENT IN ITS SOLE DISCRETION. YOU ACKNOWLEDGE THAT YOU ARE ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING YOU THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY’S AGENT DETERMINES IN ITS SOLE DISCRETION.

14.         Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, by e-mail, by facsimile, or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to you, to your address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery, e-mail, or facsimile, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.

15.         Amendment. Except as provided herein, the Award Documents may not be amended or otherwise modified unless evidenced in writing and signed by the Company and you.

16.         Relationship to Plan. Nothing in the Award Documents shall alter the terms of the Plan. If there is a conflict between the terms of the Plan and the terms of the Award Documents, the terms of the Plan shall prevail.

17.      Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of the Award Documents. The invalidity or unenforceability of any provision of the Award Documents shall not affect the validity or enforceability of any other provision hereof, and each other provision hereof shall be severable and enforceable to the extent permitted by law.

18.        Waiver. Any provision contained in the Award Documents may be waived, either generally or in any particular instance, by the Administrator appointed under the Plan, but only to the extent permitted under the Plan.

19.         Binding Effect. The Award Documents shall be binding upon and inure to the benefit of the Company and to you and your respective heirs, executors, administrators, legal representatives, successors and assigns.

20.      Rights to Employment or Service. Nothing contained in the Award Documents shall be construed as giving you any right to be retained in the Continuous Service of the Company or any of its Subsidiaries and the Award Documents are limited solely to governing your rights and obligations with respect to the Performance Stock Units.

21.         Governing Law. The Award Documents shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the choice of law principles thereof.

22.        Company Policies to Apply; Potential Clawback. The sale of any shares of Common Stock received as payment under the Performance Stock Units is subject to the Company’s policies regulating securities trading by employees, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the Company’s Common Stock are then traded. In addition, participation in the Plan and receipt of remuneration as a result of the Performance Stock Units is subject in all respects to any laws, rules, and regulations or policy of the Company related to the clawback of compensation that may be in effect from time to time.

23.         Section 409A Compliance. The Performance Stock Units granted hereunder are intended to comply with or be exempt from the requirements of Section 409A, and the Award Documents shall be interpreted and administered in a manner consistent with such intent. You shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with the Performance Stock Units granted hereunder (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.